                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION

                                       OF

                          CNB FINANCIAL SERVICES, INC.

          The undersigned, acting as incorporator of a corporation under Section 27, Article 1, Chapter 31 of the Code of West Virginia adopts the following Articles of Incorporation for such corporation, FILED IN DUPLICATE:

                                    ARTICLE I

          The undersigned agrees to become a corporation by the name of CNB Financial Services, Inc.

                                   ARTICLE II

          The address of the principal office of said corporation will be located at 212 South Washington Street, P. O. Box 130, Town of Berkeley Springs, County of Morgan, and State of West Virginia 25411-0130.

                                   ARTICLE III

          The purpose or purposes for which this corporation is formed are as follows: To transact any or all lawful business for which corporations may be incorporated under the corporation laws of the State of West Virginia.

                                   ARTICLE IV

          No shareholder or other person shall have any preemptive right whatsoever.

                                    ARTICLE V

          Provisions for the regulation of the internal affairs of the corporation are:

          V.1. INDEMNIFICATION:

          A.Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved (including, without limitation, as a witness or deponent) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise in nature ("Proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the written request of the corporation's Board of Directors,


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

president or their delegate as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action or omission in an official capacity as a director, officer, trustee, employee or agent or in any other capacity, shall be indemnified and held harmless by the corporation to the fullest extent authorized by law, including but not limited to the West Virginia Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said Code permitted the corporation to provide prior to such amendment), against all expenses, liability and loss (including, without limitation, attorneys' fees and disbursements, judgments, fines, ERISA or other similar or dissimilar excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the corporation; provided, further, that the corporation shall not indemnify any person for civil money penalties or other matters, to the extent such indemnification is specifically not permissible pursuant to federal or state statute or regulation, or order or rule of a regulatory agency of the federal or state government with authority to enter, make or promulgate such order or rule. Such right shall include the right to be paid by the corporation expenses, including, without limitation, attorneys' fees and disbursements, incurred in defending or participating in any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of such Proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, in which such director or officer agrees to repay all amounts so advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article or otherwise. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, or that such person did have reasonable cause to believe that his conduct was unlawful.

          B. Right of Claimant to Bring Suit. If a claim under this Article is not paid in full by the corporation within thirty days after a written claim therefor has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful, in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending or participating in any Proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the applicable law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation.

          Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification or reimbursement of the claimant is permitted in the circumstances because he or she has met the applicable standard of conduct, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct,


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

shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          C. Contractual Rights: Applicability. The right to be indemnified or to the reimbursement or advancement of expenses pursuant hereto (i) is a contract right based upon good and valuable consideration, pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the corporation and the director or officer, (ii) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, and (iii) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto.

          D. Requested Service. Any director or officer of the corporation serving, in any capacity, (i) another corporation of which five percent (5%) or more of the shares entitled to vote in the election of its directors is held by the corporation, or (ii) any employee benefit plan of the corporation or of any corporation referred to in clause (i), shall be deemed to be doing so at the request of the corporation.

          E. Non-Exclusivity of Rights. The rights conferred on any person hereunder shall not be exclusive of and shall be in addition to any other right which such person may have or may hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

          F. Insurance. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under West Virginia law.

          V.2. VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS

          A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section V.3 of this Article V,

               (i) any merger or consolidation of the corporation or any subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of any Interested Stockholder;

               (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the corporation or any subsidiary having an aggregate Fair Market Value of $2,000,000 or more;

               (iii) the issuance or transfer by the corporation or any subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $2,000,000 or more;


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

               (iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

               (v) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote (the "Voting Stock"), voting together as a single class (it being understood that for purpose of this Article V, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article V of these Articles of Incorporation). Such affirmative vote shall be required, notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

          B. Definition of "Business Combination". The term "Business Combination" as used in this Article V shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this
Section V.2.

          V.3. WHEN HIGHER VOTE IS NOT REQUIRED

          The provisions of Section V.2 of this Article V shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following paragraphs A and B are met:

          A. Approval by Disinterested Directors. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

          B. Price and Procedure Requirements. All of the following conditions shall have been met:

               (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

                    (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and


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

                    (b) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article V as the "Determination Date"), whichever is higher.

               (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

                    (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the three-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

                    (b) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation; and

                    (c) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

               (iii) The Consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it. The price determined in accordance with paragraphs B(i) and B(ii) of this Section V.3 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

               (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (b) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.


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

               (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionate as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

               (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to stockholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

          V.4. CERTAIN DEFINITIONS

          For the purpose of this Article V:

          A. A "person" shall mean any individual, firm, corporation or other entity.

          B. "Interested Stockholder" shall mean any person (other than the corporation or any Subsidiary) who or which:

               (i) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock;

               (ii) is an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

               (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the three-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          C. A person shall be a "beneficial owner" of any Voting Stock:

               (i) which such person or any of its Affiliates or Associates (as hereinafter defined) owns, directly or indirectly;

               (ii) which such person or any of its Affiliates or Associates has
(a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

               (iii) which are owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.


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

          D. For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph B of this Section V.4, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section V.4 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          E. "Affiliate" or "Associates" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

          F. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph B of this Section V.4, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

          G. "Disinterested Director" means any member of the Board of Directors of the corporation (the "Board") who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board; provided, however, that all Directors of the corporation who are elected as Directors as of the 2000 Annual Meeting of Shareholders of the corporation shall be deemed to be Disinterested Directors, notwithstanding the above provisions.

          H. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange or the American Stock Exchange, or, if such stock is not listed on such Exchange, or the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or any system then in use, or if not listed with NASDAQ, the average bid and ask prices available from brokerage firms in Charleston, West Virginia, or if such information is not available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

          I. In the event of any Business Combination in which the corporation survives, the phrase "other consideration to be received" as used in paragraphs B(i) and (ii) of Section V.3 of this Article V shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

          V.5. POWERS OF THE BOARD OF DIRECTORS

          A majority of the Directors of the corporation shall have the power and duty to determine for the purposes of this Article V, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, and (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $2,000,000 or more. A majority of the Directors of the corporation shall have the further power to interpret all of the terms and provisions of this Article V.

          V.6. NO EFFECT ON FIDUCIARY OBLIGATIONS OF INTERESTED STOCKHOLDERS

          Nothing contained in this Article V shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

          V.7. AMENDMENT, REPEAL, ETC.

          Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the corporation), the affirmative vote of the holders of 80% or more of the outstanding Voting Stock entitled to vote, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with this Article V.

                                   ARTICLE VI

          The amount of the total authorized capital stock of said corporation shall be Five Million Dollars ($5,000,000.00), which shall be divided into five million (5,000,000) shares of common stock with a par value of One Dollar ($1.00) each per share.

          The Board of Directors shall have the power and authority at any time and from time to time to issue, sell or otherwise dispose of any unissued but authorized shares of any class or classes of stock presently provided for in the Certificate of Incorporation, or that may hereafter be provided for by a subsequent amendment to the Certificate of Incorporation, to such persons or parties, including the holders of Common Stock or of any such other class of stock, for such considerations (not less than the par value, if any, thereof) and upon such terms and conditions as the Board of Directors in its discretion may deem to be in the best interests of the corporation. Except as expressly provided to the contrary hereinafter, such issuance, sale or other disposition may be made without offering such shares, or any part or class thereof, to the holders of Common Stock or any such other class of stock, and no such holder shall have any preemptive right to subscribe for any such shares.

          Each holder of Common Stock of the corporation entitled to vote shall have one vote for each share thereof held.

                                   ARTICLE VII


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

          The full name and address of the incorporator is:

NAME                ADDRESS
----                -------
Thomas F. Rokisky   P. O. Box 130
                    212 South Washington Street
                    Berkeley Springs, WV 25411-0130

                                  ARTICLE VIII

          The existence of this corporation is to be perpetual.

                                   ARTICLE IX

          The full name and address of the appointed person to whom notice or process may be sent is CNB Financial Services, Inc., Attention: President, 212 South Washington Street, P. O. Box 130, Berkeley Springs, WV 25411-0130.

                                    ARTICLE X

          The number of directors constituting the initial Board of Directors of the corporation is twelve and the names and addresses of the persons who shall serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

         NAME                     ADDRESS
---------------------   --------------------------
J. Robert Ayers         Berkeley Springs, WV 25411
John E. Barker          Berkeley Springs, WV 25411
Jay E. Dick             Berkeley Springs, WV 25411
Herbert L. Eppinger     Berkeley Springs, WV 25411
Robert L. Hawvermale    Berkeley Springs, WV 25411
J. Philip Kesecker      Berkeley Springs, WV 25411
Raymond H. Lawyer       Berkeley Springs, WV 25411
Jerald McGraw           Berkeley Springs, WV 25411
Martha H. Quarantillo   Berkeley Springs, WV 25411
Thomas F. Rokisky       Berkeley Springs, WV 25411
Charles S. Trump, IV    Berkeley Springs, WV 25411
Arlie R. Yost           Berkeley Springs, WV 25411


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

          THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of West Virginia, does make and file these Articles of Incorporation, and I have accordingly hereto set my hand this 16th day of March, 2000.


                                        /s/ T. F. Rokisky
                                        ----------------------------------------
                                        Thomas F. Rokisky

Articles of Incorporation prepared by:
Charles D. Dunbar, Esquire
JACKSON & KELLY PLLC
1600 Laidley Tower
Post Office Box 553
Charleston, West Virginia 25322

STATE OF WEST VIRGINIA,

COUNTY OF MORGAN, to-wit:

          I, Tamela A. Waugh, a Notary Public in and for the County and State aforesaid, hereby certify that Thomas F. Rokisky, whose name is signed to the foregoing Articles of Incorporation, bearing date the 16th day of March, 2000, this day personally appeared before me in my said County and acknowledged his signature to be the same.

          Given under my hand and official seal this the 16th day of March, 2000.

          My commission expires: November 17, 2003.


                                        /s/ Tamela A. Waugh
                                        ----------------------------------------
                                        Notary Public

[NOTARIAL SEAL]


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

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                          CNB FINANCIAL SERVICES, INC.

     Pursuant to Section 1006, Article 10, Chapter 31D of the Code of West Virginia, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

          FIRST: The name of the corporation is CNB Financial Services, Inc.

          SECOND: The following amendment to the Articles of Incorporation was adopted by vote of the board of directors and the shareholders of the corporation.

          THIRD: The date of the adoption was April 2, 2008.

          FOURTH: The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation in the manner prescribed by law:

               RESOLVED, That Article X of the Articles of Incorporation be
                    amended to read, in its entirety, as follows:

                          ARTICLE X BOARD OF DIRECTORS

     A. Number, Election and Terms. The number of the Directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation. The Directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws of the Corporation, one class to be originally elected for a term expiring at the Annual Meeting of Stockholders to be held in 2009, another class to be originally elected for a term expiring at the Annual Meeting of Stockholders to be held in 2010, and another class to be originally elected for a term expiring at the Annual Meeting of Stockholders to be held in 2011, with each class to hold office until its successor is elected and qualified. At each Annual Meeting of the stockholders of the Corporation, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the Annual Meeting of Stockholders held in the third year following the year of their election.

     B. Newly Created Directorships and Vacancies. Newly created Directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence to fill a vacancy resulting from death, resignation, disqualification, removal or other cause shall hold office for the remainder of the full term of the class of Directors in which the vacancy occurred and until such Director's successor shall have been elected and qualified, provided that said Director is elected at the next election of Directors, and Directors elected in accordance with the preceding sentence by reason of an increase in the number of Directors shall hold office only until the next election of Directors by the shareholders and until such Director's successor shall have been elected and qualified. No decrease in number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

     C. Removal. Any Director may be removed from office, with or without cause, and only by the affirmative vote of the holders of 75% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.

     D. Amendment, Repeal, Etc. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the voting power of all shares of the Corporation entitled to vote generally to the election of Directors, voting together as a single class, shall be required to alter, amend, or adopt any provision inconsistent with or repeal this Article X.

               FIFTH: Contract name and number of person to reach in case of problem with filing:

                              Name: Charles D. Dunbar, Esq.
                              Phone: (304) 340-1196

               SIXTH: Signature of person executing document:


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


/s/ Thomas F. Rokisky                   President/CEO
-------------------------------------   ----------------------------------------
 Signature                              Capacity in which he/she is signing


                                       38